EXHIBIT 5.1
[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

August 3, 2006

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

In our capacity as counsel to Medis Technologies Ltd., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3, as amended [File No. 333-134806] (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering up to 1,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

In connection with rendering this opinion, we have examined and are familiar with the Company’s Restated Certificate of Incorporation, as amended, the Company’s By-Laws, the Registration Statement, corporate proceedings of the Company relating to the Common Stock and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act and (ii) an issuance of the Common Stock has been duly authorized by the Company and, upon issuance and delivery of certificates for the Common Stock against payment therefor in accordance with the terms of such corporate proceeding taken by the Company and any applicable underwriting agreement or purchase agreement, and as contemplated by the Registration Statement and/or the applicable prospectus supplement, the Common Stock represented by such certificates will be validly issued, fully paid and non-assessable.

Medis Technologies Ltd.
August 3, 2006

The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and Delaware general corporation laws (including the applicable provisions of the Delaware constitution and reported judicial opinions interpreting same), and do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

By:	/s/ Ira Roxland
A Member of the Firm